EXHIBIT 99.1

QPI

CONTACT
Mr.  John  Capezzuto
President
7050  Village  Drive,  Suite  F
Buena  Park,  CA  90621
P#  (714)  522-8255
F#  (714)  521-1745
Qpivisuals@aol.com

For  Immediate  Release

QUALITY PHOTOGRAPHIC IMAGING POSTPONES ANNUAL MEETING TO REVIEW TERMINATION OF SHARE ACQUISITION AGREEMENT


     BUENA PARK, Calif., August 6, 2001 - Quality Photographic Imaging
(OTC: QPIX) (QPI) today announced the postponement of its Annual Meeting, originally scheduled for August 7, 2001. The purpose of the postponement is to advise QPI shareholders about the decision of QPI's Board of Directors to terminate its share acquisition agreement with Imaging Technologies Corporation (OTC BB: ITEC). Shareholders will receive notice of the new meeting date and an amended proxy statement discussing the reasons for the Board's change in position pending its required filing with the Securities and Exchange Commission.

     Quality Photographic Imaging was established in 1982 and is one of the leading visual marketing support firms on the West Coast. It provides a spectrum of services to produce final color visuals (digital and photographic) and has established a proven track record of exceptional quality provided in a timely, professional manner using state of the art technology. QPI is a total visual marketing support company to a wide range of varied clientele since it can support virtually all aspects of client needs.


                                   SAFE  HARBOR

About  QPI
QPI - Quality Photographic Imaging, established in 1982, is one of the premier Visual Marketing support firms. QPI provides a complete spectrum of services to produce final color visuals (digital and photographic), QPI has established a
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proven  track  record  of exceptional quality provided in a timely, professional manner using state of the art technology. QPI has successfully established itself as a total Visual Marketing support company to a wide range of varied clientele through its ability to provide support in all aspects of client needs. This range of services transcends the typical "Color Lab" by offering exceptional client support, unsurpassed technical ability, innovative technology (such as the patented PhotoMotion Multi-Image), prompt job completion, and
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above  all,  dedication  to  quality.

FORWARD-LOOKING  STATEMENTS
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.